Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Leap Therapeutics, Inc. on Form S-3 (No. 333-221968 and 333-223419) and Form S-8 (No. 333-215787, 333-223707 and 333-232066) of our report dated March 16, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 16, 2020. Our report includes an explanatory paragraph that refers to changes in the method of accounting for leases and warrants.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 16, 2020